TECNOGLASS reports third QUARTER 2017 RESULTS

- Total Revenues Increase to Record $83.4 Million -

- Backlog Expands to Record $488 Million; Up 22% Year-over-Year -

Third Quarter 2017 Highlights

●	Total revenues of $83.4 million

●	The Company estimates the impact of Hurricane Irma deferred approximately $5.0 million to $7.0 million of revenue for the second half 2017, including approximately $2.0 million of revenue for the third quarter 2017, into 2018.

●	Net income of $6.9 million, or $0.20 per share

●	Adjusted net income[1] of $3.8 million, or $0.11 per share

●	Adjusted EBITDA[1] of $17.6 million

●	Completed second phase of Colombian solar installation project, which is expected to provide incremental savings in 2018

●	Increased quarterly dividend by 12% to $0.14 per share for the third quarter 2017

●	Raised full year 2017 outlook for Adjusted EBITDA despite weather-related revision to revenue projection

BARRANQUILLA, Colombia – November 14, 2017 – Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries, today reported financial results for the third quarter ended September 30, 2017.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “Third quarter results marked continued improvement on multiple fronts including year-over-year growth in net sales for the 11th straight quarter and backlog rising by 22% year-over-year to a record level. We were especially encouraged by U.S. sales up 34% year-over-year across our increasingly diverse footprint, despite the business disruptions caused by Hurricane Irma in Florida and surrounding states that currently represent about half of our backlog. We are proud that initial feedback indicates our installed windows performed exceedingly well throughout the storms, which we expect to help build awareness for the quality and strength of our products. We estimate the storm and related flooding has deferred approximately $5 million to $7 million of second half 2017 net sales, which we expect to shift into next year. Beyond those identified deliveries, we anticipate the demand for our impact-resistant windows and other products to ramp up in coming years in both commercial and residential channels. The significant majority of our US growth over the past 20 years has been triggered by our ability to provide a steady stream of new cutting-edge products and we are now more prepared than ever to contribute to the multi-billion dollar rebuilding and remodeling effort ahead.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “We significantly improved our margin performance on gross profit, operating income and Adjusted EBITDA on a sequential quarter basis compared to the second quarter 2017. This primarily reflected previously announced actions to rationalize headcount, reduce fixed costs and pursue other cost savings, in light of several large projects pushed into 2018. We also completed the second phase of our solar energy conversion ahead of schedule which should begin to drive incremental energy savings by year end. We were pleased to deliver on these operational objectives while also continuing to expand our customer relationships in many additional markets in the U.S. and Latin America as we look to tap into abundant pent-up demand in many new and existing markets. In all, we were pleased by our progress during the third quarter and look forward to delivering on our upwardly revised adjusted EBITDA expectations for the full year 2017.”

Third Quarter 2017 Results

Total revenues for the third quarter 2017 increased 2.9% to $83.4 million compared to $81.1 million in the prior year quarter. U.S. revenues grew 33.8% to $68.1 million compared to $50.9 million in the prior year quarter, primarily due to the acquisition of GM&P and stronger organic shipments. The company estimates the impact of Hurricane Irma was unfavorable to revenues by approximately $2 million in the third quarter 2017. Colombia´s revenue, a majority of which is represented by long-term contracts priced in Colombian Pesos (COP), was $13.3 million on a local currency basis compared to $26.5 million in the prior year quarter. The decrease was primarily due to a continuation of delayed activity mainly related to macro factors in connection with the structural tax reform put into effect at the beginning of 2017 and a slowdown in commercial construction following several quarters of elevated interest rates, which have now normalized, providing for a resurgence in quoting activity. The foreign currency impact to total and reported Colombia revenues was negligible compared to the prior year quarter.

Gross profit was $27.2 million, representing a 32.6% gross margin, compared to $31.3 million, representing a 38.6% gross margin, in the prior year quarter. The primary differences in gross margin were associated with a higher mix of revenue from GM&P’s engineering and installation project activity, which are two industry segments that carry lower margins, and about $0.6 million, or approximately 70 basis points, of higher depreciation and amortization expense resulting from the Company’s completed 2016 growth capex program. Gross margin in the third quarter 2017 improved substantially compared to 27.8% in the second quarter of 2017, primarily due to production efficiencies and reductions in fixed cost labor. Operating expenses were $15.8 million compared to $17.0 million in the prior year quarter. As a percent of total revenue, operating expenses were 18.9% compared to 20.9% in the prior year quarter, largely attributable to cost saving actions and headcount rationalizations coupled with shipping cost efficiencies and a lesser bad debt write-off. Operating income was $11.4 million compared to $14.3 million in the prior year quarter.

Net income was $6.9 million, or $0.20 per diluted share, compared to net loss of ($8.8) million, or ($0.29) per diluted share in the prior year quarter. Adjusted net income1, as reconciled in the table below, was $3.8 million, or $0.11 per diluted share, compared to a net loss of ($0.9) million, or ($0.03) per diluted share, in the prior year quarter. Adjusted net (loss) income1 excludes the impact of warrants and earn out shares liabilities, non-cash foreign exchange gains or losses, other non-core items and the tax impact of adjustments at statutory rate, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, was $17.6 million, compared to $18.9 million in the prior year quarter, primarily attributable to lower gross profit partially offset by operating expense leverage.

Dividend

The Company declared and raised its regular quarterly dividend by 12% to $0.14 per share for the third quarter of 2017. The dividend was paid on October 27, 2017 to shareholders of record at the close of business on September 29, 2017, in the form of cash or ordinary shares, based on the option of shareholders. Approximately 85% of dividends were elected to be paid in ordinary shares.

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Full Year 2017 Outlook

For the full year 2017, the Company now expects to see total revenues in the range of $314 million to $324 million, which reflects a $6 million reduction compared to the low and top end of the prior outlook range due to project delays and work stoppage at customer job sites related to the aftermath of Hurricane Irma. However, based on the anticipated mix of revenues and continued efforts to optimize costs, the Company now expects Adjusted EBITDA1 to be in the range of $59 million to $65 million, compared to the prior range of $57 million to $65 million.

Conference Call

Management will host a conference call on Tuesday, November 14, 2017 at 10:00 a.m. eastern time (10:00 a.m. Bogota, Colombia time) to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. To participate by telephone, please dial:

●	(877) 705-6003 (Domestic)

●	(201) 493-6725 (International)

If you are unable to listen live, a replay of the conference call will be archived on the website. You may also access the conference call playback by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and entering pass code: 13672411 through February 14, 2018.

About Tecnoglass

Tecnoglass Inc. is a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries. Tecnoglass is the #1 architectural glass transformation company in Latin America and the second largest glass fabricator serving the United States. Headquartered in Barranquilla, Colombia, the Company operates out of a 2.7 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass supplies over 900 customers in North, Central and South America, with the United States accounting for more than 70% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), 50 United Nations Plaza (Houston), Trump Plaza (Panama), Trump Tower (Miami), and The Woodlands (Houston). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Additionally, Tecnoglass’ financial information for 2017 remains subject to completion of the Company’s audit and other financial and accounting procedures as detailed in the Company’s reports with the Securities and Exchange Commission. These results may differ from the actual results that the Company reports following completion of such procedures. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

1 Adjusted net income and Adjusted EBITDA in both periods are reconciled in the table below

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com

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Tecnoglass Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$36,153	$26,918
Investments	1,943	1,537
Trade accounts receivable, net	108,536	92,297
Due from related parties	7,701	10,995
Inventories	65,144	55,092
Other current assets	22,098	23,897
Total current assets	$241,575	$210,736

Long term assets:
Property, plant and equipment, net	$173,719	$170,797
Deferred taxes	719	-
Intangible assets	12,035	4,555
Goodwill	23,130	1,330
Other long-term assets	2,684	7,312
Total long-term assets	212,287	183,994
Total assets	$453,862	$394,730

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long term debt	$3,650	$2,651
Trade accounts payable and accrued expenses	48,252	42,546
Due to related parties	1,181	3,668
Payable associated to GM&P acquisition	29,000	-
Dividends payable	652	3,486
Current portion of customer advances on uncompleted contracts	10,940	7,780
Other current liabilities	7,887	18,255
Total current liabilities	$101,562	$78,386

Long term liabilities:
Deferred income taxes	$6,985	$3,523
Customer advances on uncompleted contracts	1,937	2,310
Long term debt	220,427	196,946
Total Long-Term Liabilities	229,349	202,779
Total liabilities	$330,911	$281,165
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at September 30, 2017 and December 31, 2016 respectively	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 34,211,265 and 33,172,144 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	3	3
Legal reserves	1,367	1,367
Additional paid-in capital	120,730	114,847
Retained earnings	26,023	26,548
Accumulated other comprehensive (loss)	(26,486)	(29,200)
Shareholders’ equity attributable to controlling interest	121,637	113,565
Shareholders’ equity attributable to non-controlling interest	1,314	-
Total shareholders’ equity	122,951	113,565
Total liabilities and shareholders’ equity	$453,862	$394,730

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Tecnoglass Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Other Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Operating revenues:
External customers	$82,117	$78,076	$226,445	$217,313
Related parties	1,267	2,997	3,732	7,428
Total operating revenues	83,384	81,073	230,177	224,741
Cost of sales	56,200	49,778	158,197	140,766
Gross Profit	27,184	31,295	71,980	83,975

Operating expenses:
Selling expense	(7,810)	(8,800)	(22,610)	(24,096)
General and administrative expense	(7,851)	(7,319)	(22,952)	(20,222)
Provision for bad debt and write offs	(122)	(887)	(2,739)	(892)
Total Operating Expenses	(15,783)	(17,006)	(48,301)	(45,210)

Operating income	11,401	14,289	23,679	38,765

Gain on change in fair value of earnout shares liabilities	-	(2,630)	-	4,404
Gain on change in fair value of warrant liability	-	(12,885)	-	(287)
Non-operating income	656	569	2,605	2,832
Foreign currency transactions gains (losses)	5,394	2,434	(894)	168
Gain (Loss) on extinguishment of Debt	13	-	(3,148)	-
Interest expense and amortization of deferred cost of financing	(4,633)	(4,771)	(14,890)	(12,137)

Income (Loss) before taxes	12,831	(2,994)	7,352	33,745

Income tax provision	(5,806)	(5,789)	(2,796)	(13,493)

Net income (loss)	7,025	(8,783)	4,556	20,252

Less: Net income attributable to non-controlling interest	101	-	173	-

Net income (loss) attributable to parent	$6,924	$(8,783)	$4,383	$20,252

Comprehensive income:
Net income (loss) attributable to parent	$6,924	$(8,783)	$4,383	$20,252

Foreign currency translation adjustments	3,163	3,459	2,714	8,690

Total comprehensive income (loss)	$10,087	$(5,324)	$7,097	$28,942

Basic income (loss) per share	$0.20	$(0.29)	$0.13	$0.69

Diluted income (loss) per share	$0.20	$(0.29)	$0.13	$0.61

Basic weighted average common shares outstanding	34,211,265	30,349,145	34,233,851	29,526,731

Diluted weighted average common shares outstanding	34,801,215	30,349,145	34,823,801	33,373,649

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Tecnoglass Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Nine months ended September 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,556	$20,252
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for bad debts	2,739	892
Provision for obsolete inventory	80	-
Depreciation and amortization	15,692	11,152
Change in fair value of earnout share liability	-	(4,404)
Change in fair value of warrant liability	-	287
Deferred income taxes	(3,625)	(232)
Extinguishment of debt	2,569	-
Director stock compensation	213	229
Other non-cash adjustments	827	(58)
Changes in operating assets and liabilities:
Trade accounts receivables	6,460	(26,758)
Inventories	(8,923)	(8,020)
Prepaid expenses	248	1,279
Other assets	(5,814)	(7,410)
Trade accounts payable and accrued expenses	901	7,672
Taxes payable	(13,077)	(5,196)
Labor liabilities	686	805
Related parties	3,097	(392)
Customer advances on uncompleted contracts	2,497	(1,958)
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	9,126	(11,860)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	456	24,226
Proceeds from sale of property and equipment	-	-
Business acquisitions	(8,382)	-
Cash acquired from GM&P and Componenti	509	-
Purchase of investments	(716)	(25,077)
Acquisition of property and equipment	(6,701)	(15,862)
CASH USED IN INVESTING ACTIVITIES	(14,834)	(16,713)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	20,313	187,442
Cash Dividend	(1,864)	-
Proceeds from bond issuance	201,769	-
UPO excercise	-	404
ESW distributions prior to acquisition	-	(1,325)
Repayments of debt	(205,615)	(158,192)
CASH PROVIDED BY FINANCING ACTIVITIES	14,603	28,329

Effect of exchange rate changes on cash and cash equivalents	340	759

NET (DECREASE) INCREASE IN CASH	9,235	515
CASH - Beginning of period	26,918	22,671
CASH - End of period	36,153	23,186

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	15,700	8,720
Income Tax	15,651	25,669

NON-CASH INVESTING AND FINANCING ACTIVITES:
Assets acquired under capital lease	-	19,249

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Revenues by Region

(Amounts in thousands)

(unaudited)

	Three months ended September 30,
	2017	2016	% Change
Revenues by Region
United States	68,117	50,919	33.8%
Colombia	13,339	26,460	(49.6%)
Other Countries	1,928	3,694	(47.8%)
Total Revenues by Region	83,384	81,073	2.9%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(Amounts in thousands)

(unaudited)

The Company believes that Total Revenues with Foreign Currency Held Neutral non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended September 30,
	2017	2016	% Change

Total Revenues with Foreign Currency Held Neutral	83,520	81,073	3.0%
Impact of changes in foreign currency	(136)	-	(0.2%)
Total Revenues, as Reported	83,384	81,073	2.9%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data)

(unaudited)

Adjusted EBITDA and adjusted net (loss) ncome are not measures of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

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Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

A reconciliation of Adjusted EBITDA and adjusted net (loss) income to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended
	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017

Net (loss) income	(8,783)	2,928	1,019	(3,560)	6,924
Interest expense and amortization of deferred cost of financing	4,771	4,677	5,082	5,175	4,633
Income tax benefit (provision)	5,789	2,579	1,042	(4,052)	5,806
Depreciation & amortization	4,086	4,368	4,905	5,461	5,326
Foreign currency transactions losses (gains)	(2,434)	1,555	(2,425)	8,713	(5,394)
One-timers (extinguishment of debt, bond issuance costs and other non-recurring)	-	4,509	4,105	1,565	206
Stock based compensation and inventory provision	-	-	71	129	93
Gain on change in fair value of earnout shares liabilities	2,630	(270)	-	-	-
Gain on change in fair value of warrant liability	12,885	(1,063)	-	-	-
Adjusted EBITDA	18,944	19,283	13,799	13,431	17,594

	Three months ended
	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017

Net income (loss) attributable to parent	(8,783)	2,928	1,019	(3,560)	6,924
Foreign currency transactions losses (gains)	(2,434)	1,555	(2,425)	8,713	(5,394)
Gain on change in fair value of earnout shares liabilities	2,630	(270)	-	-	-
Gain on change in fair value of warrant liability	12,885	(1,063)	-	-	-
One-timers (extinguishment of debt, bond issuance costs and other non-recurring)	-	4,509	4,105	1,565	206
Tax impact of adjustments at statutory rate	(5,232)	(1,892)	(672)	(4,111)	2,075
Adjusted net (loss) income	(934)	5,766	2,027	2,607	3,811

Basic income (loss) per share	(0.29)	0.10	0.03	(0.10)	0.20
Diluted income (loss) per share	(0.29)	0.09	0.03	(0.10)	0.20

Diluted adjusted net (loss) income per share	(0.03)	0.19	0.06	0.08	0.11

Diluted Weighted Average Common Shares Outstanding	30,349	30,859	34,791	34,211	34,801
Basic weighted average common shares outstanding	30,349	30,261	34,204	34,211	34,211
Diluted weighted average common shares outstanding	34,203	30,859	34,791	34,801	34,801

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